Exhibit 99.1

ADVENT SOFTWARE REPORTS FIRST QUARTER RESULTS

Total Net Revenues Up 11 Percent Year-Over-Year

Earnings Per Share of $0.02

San Francisco, CA, Wednesday, April 27, 2005 - Advent Software, Inc. (NASDAQ: ADVS) today announced its financial results for the first quarter ended March 31, 2005.

RESULTS

Total net revenues for the first quarter of 2005 were $39.6 million, compared with $41.0 million in the fourth quarter of 2004, and $35.7 million in the same quarter last year.

Total expenses, including cost of revenues, for the first quarter of 2005 were $39.7 million, compared with $44.1 million in the fourth quarter of 2004, and $37.0 million in the same quarter last year. Expenses in the first quarter included approximately $1 million for work related to the year-end audit of our financial statements and internal controls, including Section 404 Sarbanes-Oxley compliance.

Net income for the first quarter of 2005 was $785,000 or $0.02 per share, compared with a net loss for the fourth quarter of 2004 of $716,000 or $0.02 per share. The same quarter last year recorded a net loss of $1.1 million, or $0.03 per share.

Revenue and cost of revenue amounts for the comparable 2004 periods have been changed to reflect the change in accounting treatment for soft dollar brokerage fees for third party products from gross to net reporting.

Cash, cash equivalents and short-term investments totaled $131.1 million as of March 31, 2005. This compares to $165.5 million at December 31, 2004. During the first quarter, Advent repurchased 2,124,000 shares of its common stock at a cost of $38.0 million. Operating cash flow for the quarter was $5.4 million.

PERSPECTIVE

“In the first quarter, we achieved strong results across key areas: revenue growth, achieving positive earnings per share, the transition to term licensing, expanding our presence in the high end of the market, and continued progress in product development. We are well positioned for growth as we continue to provide leading software and services to investment management firms worldwide,” said Stephanie DiMarco, Chief Executive Officer of Advent.

GUIDANCE

Advent issued the following guidance:

•	Q2 2005 revenues are projected to be in the range of $39 million to $41 million;

•	Full year 2005 revenues are projected to be in the range of $158 million to $163 million, which reflects the change in accounting treatment for soft dollar brokerage fees;

•	Q2 2005 expenses, including cost of revenues, are projected to be in the range of $40.5 million to $41.5 million;

•	Full year 2005 expenses are projected to be in the range of $158.5 million to $163.5 million, including amortization of intangibles;

•	Amortization of intangibles included in cost of revenues will be approximately $600,000 per quarter, and that related to other intangibles will be approximately $1.1 million per quarter;

•	Common shares outstanding will increase by roughly 1 percent from the first quarter ending share count of 30.7 million shares, excluding the possible effect of any stock repurchases; and

•	Assuming the price of our common stock remains unchanged during Q2 2005, weighted average common shares outstanding on a diluted basis for Q2 2005 will be approximately 600,000 shares higher than on a basic basis.

INVESTOR CALL

Advent will host its first quarter results conference call at 8:30 a.m. EDT today, Wednesday, April 27, 2005. To participate via phone, please dial 888-812-3873 and request conference ID number 5544383. If you are unable to listen to the call at this time, a replay will be available through May 4, 2005 by calling 800-642-1687, conference ID number 5544383.

The conference call will also be web-cast live at www.advent.com/about/presentations.asp, and will be archived at the same location.

ABOUT ADVENT

Advent Software, Inc. (www.advent.com), a multi-national firm, has been providing trusted solutions to the world’s leading financial professionals since 1983. Firms in 50 countries using Advent technology manage investments totaling more than US $8 trillion. Advent’s quality software, data, services and tools enable financial professionals to improve service and communication to their clients, allowing them to grow their business while controlling costs.

FORWARD LOOKING STATEMENTS

The forward looking statements included in this press release, including financial guidance for the second quarter of 2005, which reflect management’s best judgment based on factors currently known, involve risks and uncertainties that could cause actual results to differ materially from our expectations and guidance. These risks and uncertainties include potential fluctuations in results and future growth rates, changes in the length of our sales cycles, the successful development and market acceptance of new products and product enhancements, continued uncertainties and fluctuations in the financial markets, and other risks detailed from time to time in the company’s SEC reports, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, as amended, copies of which may be obtained by contacting Advent Software at 415-645-1787, or by visiting Advent’s Investor Relations website at www.advent.com. The Company disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

ADVENT SOFTWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31 2005	December 31 2004
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$131,056	$165,529
Accounts receivable, net	31,189	32,778
Prepaid expenses and other	10,160	10,415

Total current assets	172,405	208,722
Property and equipment, net	16,793	18,432
Goodwill	97,453	99,393
Other intangibles, net	12,648	14,668
Other assets, net	13,054	13,362

Total assets	$312,353	$354,577

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,321	$2,825
Accrued liabilities	15,968	17,570
Deferred revenues	57,161	56,405
Income taxes payable	2,668	4,036

Total current liabilities	78,118	80,836
Deferred income taxes	2,139	2,250
Other long-term liabilities	5,662	5,816

Total liabilities	85,919	88,902

Stockholders’ equity:
Common stock	307	327
Additional paid-in capital	318,515	339,995
Accumulated deficit	(102,080)	(86,921)
Accumulated other comprehensive income	9,692	12,274

Total stockholders’ equity	226,434	265,675

Total liabilities and stockholders’ equity	$312,353	$354,577

ADVENT SOFTWARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31
	2005	2004
Net revenues:
License and development fees	$9,593	$8,008
Maintenance and other recurring	25,287	22,886
Professional services and other	4,756	4,828

Total net revenues	39,636	35,722

Cost of revenues:
License and development fees	256	594
Maintenance and other recurring	7,075	6,880
Professional services and other	4,147	3,573
Amortization of developed technology	614	1,342

Total cost of revenues	12,092	12,389

Gross margin	27,544	23,333

Operating expenses:
Sales and marketing	10,072	8,793
Product development	7,956	7,852
General and administrative	8,413	5,981
Amortization of other intangibles	1,047	2,024
Restructuring charges (benefit)	83	(43)

Total operating expenses	27,571	24,607

Loss from operations	(27)	(1,274)
Interest income and other expense, net	897	126

Income (loss) before income taxes	870	(1,148)
Provision for income taxes	85	—

Net income (loss)	$785	$(1,148)

Net income (loss) per share:
Basic	$0.02	$(0.03)

Diluted	$0.02	$(0.03)

Weighted average shares used to compute net income (loss) per share:
Basic	32,037	33,066
Diluted	32,661	33,066